Exhibit 99.1


                    Greatbatch, Inc. Reports Record Quarterly
             Sales; Increases Sales and Earnings Guidance for 2005


    CLARENCE, N.Y.--(BUSINESS WIRE)--Aug. 9, 2005--Greatbatch, Inc. (the "Company") (NYSE: GB) today reported its results for the second quarter ended June 30, 2005.

    Business Summary

    --  As previously announced, the Company:

        -- Reported all-time record sales results of $63.5 million, led by strong sales of implantable medical components and commercial power sources.

        -- Changed the name of the Company to Greatbatch, Inc., from its former name of Wilson Greatbatch Technologies, Inc.

        -- Celebrated the grand opening of the world-class manufacturing facility in Tijuana, Mexico.

        --  Appointed Thomas J. Hook as President and Chief Operating
            Officer.

    -- Installation of the remaining assembly equipment at the Greatbatch Mexico facility is proceeding as planned, with completion expected in the fourth quarter of 2005. Consolidation plan finalized for move of Carson City operations to Tijuana. Expect to complete the move by the first quarter of 2006.

    -- Substantially completed the move of the medical battery manufacturing equipment to new Alden, NY facility in accordance with plan. Began moving the manufacturing equipment from the existing capacitor plant. Completion of the move expected by the end of the fourth quarter of 2005.

    --  The Company's existing $20 million Senior Secured Credit
        Facility was successfully replaced with a new three-year $50 million revolving credit facility.

    Net sales totaled $63.5 million during the second quarter of 2005, an increase of 20% from the second quarter of 2004. Net income totaled $5.3 million and diluted earnings per share were $0.23; compared to $4.7 million and $0.21 per diluted share in the prior year.
    Edward F. Voboril, Chairman and Chief Executive Officer commented, "We are pleased to report our second consecutive record quarterly sales results. The second quarter was positively impacted to a certain extent by short-term increased ICD component demand from our CRM customers due to various ICD-related field issues in the marketplace. However, we continue to see increasing demand in the underlying CRM and Commercial markets with strength across our entire customer base. Demand for our products remains high, providing positive momentum heading into the second half of the year."
    "We demonstrated increased operating leverage in the quarter from the higher sales volume. We achieved earnings per share of $0.23, inclusive of pre-tax costs of $4 million, or $0.11 per share after tax, in other operating expenses associated with the facility moves and other costs. The plant moves and consolidation efforts are proceeding as planned and once these become fully implemented, we expect further operational improvements," Voboril concluded.

    Sales Summary

    The following table summarizes the Company's sales by business unit and major product line for the second quarters of 2005 and 2004 (in thousands):


Business Unit/Product Lines                  2005     2004       %
                                           2nd Qtr   2nd Qtr  Change
--------------------------------------------------- -------- --------
Implantable Medical Components ("IMC"):
--------------------------------------------------- -------- --------
       ICD Batteries                       $12,608  $10,119      +25%
--------------------------------------------------- -------- --------
       Pacemaker & Other Batteries           6,315    5,361      +18%
--------------------------------------------------- -------- --------
       ICD Capacitors                        5,954    6,239       -5%
--------------------------------------------------- -------- --------
       Feedthroughs                         15,859   12,261      +29%
--------------------------------------------------- -------- --------
       Enclosures                            6,019    5,142      +17%
--------------------------------------------------- -------- --------
       Other Medical                         8,031    7,077      +13%
---------------------------------------------=====----=====------====
Total Implantable Medical Components        54,786   46,199      +19%
--------------------------------------------------- -------- --------
Electrochem Commercial Power ("ECP")         8,738    6,743      +30%
---------------------------------------------=====----=====------====
    Total Sales                            $63,524  $52,942      +20%
--------------------------------------------------- -------- --------


    The increase in IMC sales is attributable to strong underlying market conditions combined with increased short-term ICD component demand by CRM customers. The increase in ECP sales is primarily due to increased sales and marketing efforts and higher demand for power sources used in oil and gas, oceanographic and seismic markets.

    Profit & Loss Summary

    The following table summarizes selected information derived from the condensed consolidated statements of operations for the second quarters in 2005 and 2004 (in thousands):


                                             2005     2004      %
                                           2nd Qtr  2nd Qtr   Change
--------------------------------------------------- -------- --------
Gross Profit                               $25,119  $23,818       +5%
--------------------------------------------------- -------- --------
Gross Margin                                  39.5%    45.0%
--------------------------------------------------- -------- --------

--------------------------------------------------- -------- --------
SG&A Expenses                               $8,481   $6,389      +33%
--------------------------------------------------- -------- --------
SG&A Expenses as % of Sales                   13.4%    12.1%
--------------------------------------------------- -------- --------

--------------------------------------------------- -------- --------
RD&E Expenses, net                          $3,657   $5,688      -36%
--------------------------------------------------- -------- --------
RD&E Expenses, net as % of Sales               5.8%    10.7%
--------------------------------------------------- -------- --------

--------------------------------------------------- -------- --------
Other Operating Expense                     $4,001   $2,957      +35%
--------------------------------------------------- -------- --------

--------------------------------------------------- -------- --------
Operating Income                            $8,022   $7,708       +4%
--------------------------------------------------- -------- --------
Operating Margin                              12.6%    14.6%
--------------------------------------------------- -------- --------

--------------------------------------------------- -------- --------
Effective Tax Rate                            30.0%    30.5%
--------------------------------------------------- -------- --------


    Approximately 2.9 percentage points of the 5.5 percentage point decrease in gross margin was due to excess capacity costs at the Greatbatch Mexico plant and at the wet tantalum capacitor facility. The balance of the decrease was due to lower medical selling prices, increased incentive and profit sharing compensation as well as higher platinum costs.
    The increase in SG&A expenses is primarily due to increased incentive compensation and higher selling and marketing costs from the planned expansion of the medical and commercial sales forces.
    The decrease in RD&E expenses is primarily due to increased reimbursement on new product development projects and engineering cost reduction measures.


    The other operating expense in the current quarter consists of:

    --  Tijuana, Alden and Carson City
         consolidations/relocations                     $1.8 million
    --  Discontinuation of a drug pump development
         agreement                                      $1.2 million
    --  Asset write-downs                               $1.0 million

    Outlook

    Considering the Company's second quarter performance and the prevailing strength of the core Medical and Commercial segments, the Company now expects 2005 sales to be in the range of $220 to $235 million, an increase of $10 million from the previous sales guidance range. The Company is also increasing its earnings per share guidance and is now anticipating 2005 earnings per share in the range of $0.20 to $0.34, inclusive of charges of $0.68 - $0.73 per share representing costs for the Alden and Greatbatch Mexico startups, excess capacity, restructuring charges, Carson City plant consolidation and various asset write-offs. Capital spending in 2005 is expected to be in the range of $30 to $35 million, unchanged from the Company's previous guidance.
    Earnings per share guidance for 2005 excludes the effect of expensing stock options. Consistent with the Securities and Exchange Commission's announcement amending the compliance dates for Financial Accounting Standards Board Statement ("FAS") 123R, the Company will begin implementing FAS123R when it becomes effective, which is currently anticipated to be the in first quarter of 2006.

    Conference Call

    Greatbatch will host a conference call scheduled today, Tuesday, August 9, at 5:00 p.m. EDT, to discuss its quarterly results. The conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com. An audio replay will also be available beginning from 7:00 p.m. EDT on Tuesday, August 9, 2005 until 12:00 a.m. on Wednesday, August 17. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 90120705.

    Forward-Looking Statements

    Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the
Company: dependence upon a limited number of customers; customer ordering patterns; product obsolescence; inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction initiatives; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions; unsuccessful expansion into new markets; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; and other risks and uncertainties described in the Company's Annual Report on Form 10-K, including Exhibit 99.1 thereto, and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

    About Greatbatch, Inc.

    Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the Company is available at www.greatbatch.com.


                           GREATBATCH, INC.
            CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                              (Unaudited)
                (In thousands except per share amounts)

                                    Three months       Six months
                                       ended              ended
                                      June 30,           June 30,
                                   2005     2004      2005      2004

Sales                           $63,524  $52,942  $119,882  $108,467
Cost of sales                    38,405   29,124    73,976    61,474
                                -------- -------- --------- ---------
     Gross profit                25,119   23,818    45,906    46,993
Selling, general and
 administrative expenses          8,481    6,389    15,247    13,314
Research, development and
 engineering costs, net           3,657    5,688     8,058    10,569
Amortization of intangible assets   958    1,076     1,916     1,851
Other operating expense, net      4,001    2,957     6,389     3,178
                                -------- -------- --------- ---------
     Operating income             8,022    7,708    14,296    18,081
Interest expense                  1,191    1,144     2,322     2,304
Interest income                    (652)    (245)   (1,227)     (558)
Other expense (income), net         (60)      (2)      (60)        -
                                -------- -------- --------- ---------
     Income before income taxes   7,543    6,811    13,261    16,335
Provision for income taxes        2,263    2,078     3,978     4,983
                                -------- -------- --------- ---------
     Net income                  $5,280   $4,733    $9,283   $11,352
                                ======== ======== ========= =========

Diluted earnings per share        $0.23    $0.21     $0.42     $0.50



                           GREATBATCH, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEET
                              (Unaudited)
                            (In thousands)

ASSETS                                              June     December
                                                     30,        31,
                                                    2005       2004
Current assets:
  Cash and cash equivalents                        $83,036   $89,473
  Short-term investments                             5,107     2,759
  Accounts receivable, net                          35,515    24,288
  Inventories                                       33,672    34,027
  Refundable income taxes                            3,783     3,673
  Deferred income taxes                              3,622     3,622
  Prepaid expenses and other current assets          6,094     4,637
                                                  --------- ---------
          Total current assets                     170,829   162,479

Property, plant, and equipment, net                100,901    92,210
Intangible assets, net                              62,058    63,984
Goodwill                                           156,772   156,772
Other assets                                         4,496     4,493
                                                  --------- ---------
Total assets                                      $495,056  $479,938
                                                  ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                  $7,850    $8,971
  Accrued expenses and other current liabilities    18,703    18,109
  Current portion of long-term debt                  1,001     1,000
                                                  --------- ---------
           Total current liabilities                27,554    28,080

Long-term debt, net of current portion                  58       652
Convertible subordinated notes                     170,000   170,000
Deferred income taxes                               28,955    25,029
                                                  --------- ---------
           Total liabilities                       226,567   223,761
                                                  --------- ---------

Stockholders' equity:
  Preferred stock                                        -         -
  Common stock                                          21        21
  Additional paid-in capital                       215,912   212,131
  Deferred stock-based compensation                 (1,579)     (833)
  Treasury stock, at cost                                -       (95)
  Retained earnings                                 54,254    44,971
  Accumulated other comprehensive loss                (119)      (18)
                                                  --------- ---------
           Total stockholders' equity              268,489   256,177
                                                  --------- ---------
Total liabilities and stockholders' equity        $495,056  $479,938
                                                  ========= =========




    CONTACT: Greatbatch, Inc.
             Investor Relations:
             Anthony W. Borowicz, 716-759-5809
             tborowicz@greatbatch.com